Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of American Beacon Funds of our report dated May 28, 2026, relating to the financial statements and financial highlights of American Beacon DoubleLine Floating Rate Fund and American Beacon DoubleLine Select Income Fund, which appear in American Beacon Funds’ Certified Shareholder Report on Form N-CSR for the year ended March 31, 2026. We also consent to the references to us under the headings “Disclosure of Portfolio Holdings”, “Other Service Providers”, “Financial Statements” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

July 29, 2026